Exhibit 32.0

Certification Pursuant To

18 U.S.C. Section 1350,

As Added By

Section 906 Of The Sarbanes-Oxley Act Of 2002

Robert J. Stroh, Jr., Chief Executive Officer and Chief Financial Officer of Sugar Creek Financial Corp. (the “Company”) certifies in his capacity as the Chief Executive Officer and Chief Financial Officer of the Company that he has reviewed the Annual Report of the Company on Form 10-K for the year ended March 31, 2014 and that to the best of his knowledge:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in this Report fairly presents, in all material respects, the consolidated financial condition and results of operations of the Company as of and for the period covered by the Report.

June 24, 2014	By:	/s/ Robert J. Stroh, Jr.
Robert J. Stroh, Jr.
Chief Executive Officer and
Chief Financial Officer